CERTIFICATE OF MERGER OF ALLEGHENY ENERGY UNIT 1 AND UNIT 2, L.L.C. INTO ALLEGHENY ENERGY SUPPLY COMPANY, LLC

The undersigned, acting pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), does hereby certify as follows:

1.

The names of the constituent limited liability companies are Allegheny Energy Unit 1 and Unit 2, L.L.C. ("AE Unit 1 and Unit 2"), a Delaware limited liability company and Allegheny Energy Supply Company, LLC, a Delaware limited liability company.

2.

An agreement of merger (the "Agreement"), whereby AE Unit 1 and Unit 2 shall merge with and into Supply and whereby Supply shall merge with AE Unit 1 and Unit 2, has been approved and executed by each of Supply and AE Unit 1 and Unit 2 pursuant to Subsection 18-209(b) of the DLLCA.

3.	Supply shall survive the merger, and the name of the surviving entity shall be "Allegheny Energy Supply Company, LLC."
4.	The merger shall be effective upon filing of this Certificate of Merger.
5.	The executed Agreement is on file at Supply's principal place of business at 4350 Northern Pike, Monroeville, PA 15146-2841.
6.	A copy of the Agreement will be furnished by the surviving entity on request and without cost to any member of AE Unit 1 and Unit 2 or Supply.
IN WITNESS WHEREOF, Supply, as the surviving entity in the merger, has caused this Certificate of Merger to be duly executed on behalf of Supply by the undersigned authorized person on June 1, 2001.
ALLEGHENY ENERGY SUPPLY COMPANY, LLC By:/s/ David C. Benson Name: David C. Benson Title: Vice President